EXHIBIT 2.1
                     AGREEMENT AND PLAN OF MERGER


                             by and among


                     HARRIS CHEMICAL GROUP, INC.,


                            IMC GLOBAL INC.


                                  and


                          IMC MERGER SUB INC.


                     Dated as of December 11, 1997

                           TABLE OF CONTENTS

                                                                   Page


                               ARTICLE 1

                              DEFINITIONS

1.1       Definitions 1


                               ARTICLE 2

                   FORMATION OF NEWCO AND THE MERGER

2.1       Reserved 4
2.2       The Merger 4
2.3       Closing 5
2.4       Effective Time 5
2.5       Effects of the Merger 5
2.6       Termination 5
2.7       Effect of Termination 6


                               ARTICLE 3

           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
          CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1       Effect on Capital Stock 6
3.2       Treatment of Options 8
3.3       Exchange of Certificates 8


                               ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1       Organization of the Company and the Subsidiaries;
          Authority. 11
4.2       Capitalization of the Company; Ownership. 11
4.3       Subsidiaries of the Company. 11
4.4       Ability to Carry Out the Agreement. 12
4.5       Consents and Approvals. 12
4.6       Financial Statements. 12
4.7       Title to Properties; Absence of Liens. 13
4.8       Litigation. 14
4.9       Compliance with Law. 14
4.10      Contracts. 14
4.11      Brokers and Intermediaries. 15
4.12      Tax Matters. 15
4.13      Employee Benefits. 16
4.14      Intellectual Property. 17
4.15      Environmental Matters. 18
4.16      Absence of Certain Changes. 18
4.17      Employees, Labor Matters, etc. 20
4.18      Affiliate Transactions. 21
4.19      Availability of Assets and Legality of Use. 21
4.20      Insurance. 21
4.21      HCNA SEC Documents. 21
4.22      Disclaimer of Other Representations and Warranties;
          Knowledge; Disclosure. 22
4.23      Consent of Stockholders. 23


                               ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1       Organization and Authority of the Buyer. 23
5.2       Ability to Carry Out the Agreement. 23
5.3       Consents and Approvals. 24
5.4       Financial Ability to Perform. 24
5.5       Brokers and Intermediaries. 24


                               ARTICLE 6

                   CERTAIN COVENANTS AND AGREEMENTS
                     OF THE COMPANY AND THE BUYER

6.1       Access and Information. 24
6.2       Regulatory Filings. 24
6.3       Conduct of Business. 25
6.4       Dividends; Changes in Stock. 25
6.5       Satisfaction of Conditions to the Merger. 25
6.6       Employee Matters. 26
6.7       Tax Matters. 27
6.8       Announcement. 27
6.9       Notice to Stockholders. 28
6.10      No Solicitation. 28
6.11      Certain Litigation. 28
6.12      Subsequent Financial Statements. 28
6.13      Name of Surviving Corporation. 28
6.14      Insurance. 29


                               ARTICLE 7

                  CONDITIONS PRECEDENT OF THE COMPANY

7.1       Representations and Warranties. 29
7.2       Agreements. 29
7.3       Buyer Certificate. 29
7.4       No Injunction. 29
7.5       Consents. 29
7.6       Miscellaneous Closing Deliveries. 30
7.7       Penrice Condition. 30


                               ARTICLE 8

                   CONDITIONS PRECEDENT OF THE BUYER

8.1       Representations and Warranties. 30
8.2       Agreements. 30
8.3       The Company's Certificate. 31
8.4       No Injunction. 31
8.5       Consents. 31
8.6       No Material Adverse Change. 31
8.7       Miscellaneous Closing Deliveries. 31
8.8       Penrice Condition. 31


                               ARTICLE 9

                  NONSURVIVAL OF REPRESENTATIONS AND
                  WARRANTIES; CERTAIN ACKNOWLEDGMENTS

9.1       Nonsurvival of Representations and Warranties. 31
9.2       Information. 32


                              ARTICLE 10

                            INDEMNIFICATION

10.1      Indemnification. 32



                              ARTICLE 11

                             MISCELLANEOUS

11.1      Expenses. 34
11.2      Applicable Law. 34
11.3      Notices. 34
11.4      Entire Agreement. 36
11.5      Amendments. 36
11.6      Headings; References. 36
11.7      Counterparts. 36
11.8      Parties in Interest; Assignment. 36
11.9      Severability; Enforcement. 36
11.10     Waiver. 36
11.11     Relationship Between the Parties. 37
11.12     WAIVER OF CONSEQUENTIAL DAMAGES AND JURY TRIAL. 37
11.13     Approval of Company Stockholders. 37
11.14     Liquidated Damages. 37

                     AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 11, 1997 (herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") by and among Harris Chemical Group, Inc., a Delaware corporation (the "Company"), IMC Global Inc., a Delaware corporation ("Buyer") and IMC Merger Sub Inc., a Delaware corporation ("Newco").

                         W I T N E S S E T H:


     WHEREAS, the respective Boards of Directors of the Buyer, Newco and the Company have approved the business combination transaction provided for herein in which Newco will merge with and into the Company with the Company continuing as the surviving corporation (the
"Merger").

     WHEREAS, the Buyer and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                               ARTICLE 1

                              DEFINITIONS

     1.1  Definitions.   For purposes of this Agreement, the following
terms shall have the meanings set forth below:

     "Accounting Principles" means the accounting principles, policies and procedures of the Company and its Subsidiaries, as employed by each such company, which are in conformity with GAAP.

     "Active Employees" shall have the meaning set forth in Section
6.6(a).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such other Person.

     "Agreement" shall have the meaning set forth in the forepart of this Agreement.

     "Affiliate Transactions" shall have the meaning set forth in
Section 4.18.

     "Applicable Interest Rate" shall have the meaning ascribed thereto in Section 3.1(b).

      "Certificate of Merger" shall have the meaning set forth in
Section 2.4.

     "Claims" shall have the meaning set forth in Section 10.1(a).

     "Closing" shall have the meaning set forth in Section 2.3.

     "Closing Date" shall have the meaning set forth in Section 2.3.

     "Code" means the Internal Revenue Code of 1986, as amended or, if appropriate, any predecessor statute.

     "Company Benefit Plans" shall have the meaning set forth in
Section 4.13.

     "Company Common Stock" means, collectively, the Class A common stock of the Company, par value $.01 per share, the Class B common stock of the Company, par value $.01 per share, the Class C common stock of the Company, par value $.01 per share, and the Class D common stock of the Company, par value $.01 per share.

     "Company Convertible Preferred Stock" means the Convertible
Preferred Stock of the Company, par value $.01 per share.

     "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Time, files or has filed Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

     "Company Non-Convertible Preferred Stock" means the Non-
Convertible Preferred Stock of the Company, par value $.01 per share.

     "Company Stock" means, collectively, Company Common Stock, Company Convertible Preferred Stock, and Company Non-Convertible Preferred Stock.

     "Company Stock Option" shall have the meaning set forth in Section
3.2.

     "Confidentiality Agreement" shall have the meaning set forth in
Section 6.1.

     "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Dissenting Shares" shall have the meaning set forth in Section
3.1(d).

     "DOJ" shall mean the Department of Justice.

     "Effective Time" shall have the meaning set forth in Section 2.4.

     "Encumbrances" shall have the meaning set forth in Section 4.7.

     "Environmental Law" means any federal, state, local or foreign statute, law or regulation, in effect on the date hereof relating to pollution or protection of the environment, health or safety.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Agent" shall have the meaning set forth in Section
3.3(a).

     "Exchange Fund" shall have the meaning set forth in Section
3.3(a).

     "Final Termination Date" shall have the meaning set forth in
Section 2.6(b).

     "FTC" shall mean the Federal Trade Commission.

     "GAAP" shall mean U.S. generally accepted accounting principles.

     "Governmental Entity" shall mean any federal, state, local or foreign government or any court, administrative agency or commissions or other governmental authority or agency, domestic or foreign.

     "Hazardous Materials" means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Information Memorandum" shall have the meaning set forth in
Section 4.22.

     "Intellectual Property" shall have the meaning set forth in
Section 4.14(a).

     "Losses" shall have the meaning set forth in Section 10.1.

     "Material Adverse Effect" means a material adverse effect (either individually or in the aggregate) on the financial condition or operations of any of (i) the Company and the Subsidiaries, taken as a whole or (ii) any Significant Business, taken as a whole.

     "Merger Consideration" shall mean the cash payable upon the Merger as provided in Section 3.1(b) after giving effect to any adjustment provided for in Section 11.1(a) hereof.

     "Penrice Agreement" shall mean the agreement referred to in
Section 7.7 and Section 8.8 hereof.

     "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     "Property" and "Properties" shall have the meaning set forth in
Section 4.15.

     "Reference Balance Sheet Date" shall have the meaning set forth in
Section 4.6.

     "Reference Statement of Operations" shall have the meaning ascribed thereto in Section 4.6.

     "Reference Balance Sheet" shall have the meaning set forth in
Section 4.6.

     "Retirement Plan" shall have the meaning set forth in Section
4.13(b)(i).

     "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

     "Significant Business" means (i) the businesses of North American Salt Company, Salt Union Limited and GSL Corporation, taken as a whole or (ii) the businesses of North American Chemical Company, Matthes & Weber GmbH, Societa Chimica Larderello S.p.A. and Penrice Soda Products Pty Ltd, taken as a whole.

     "Stock Plan" shall have the meaning set forth in Section 3.2.

     "Stockholders" means the holders of shares of Company Stock set forth on Schedule 4.2.

     "Stockholders Agreement" means the Stockholders Agreement dated as of October 18, 1993, as amended among the Company and the persons listed as stockholders on the Schedule of Stockholders attached to the Stockholders Agreement.

     "Subsidiary" (including "Subsidiaries") means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent (50%) of the general voting power under ordinary circumstances of such entity.

     "Surviving Corporation" shall have the meaning set forth in
Section 2.2.

     "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, profits, franchise, transfer, sales, use, payroll, occupation, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes).

     "WARN" shall have the meaning set forth in Section 6.6.

                               ARTICLE 2

                   FORMATION OF NEWCO AND THE MERGER

     2.1  Reserved.

     2.2  The Merger.   Upon the terms and subject to the conditions
set forth in this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. At the Effective Time the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware and shall continue under the name "IMC Inorganic Chemicals Inc." as a wholly owned subsidiary of Buyer (the Company as a surviving corporation in the Merger is sometimes referred to herein as the "Surviving Corporation").

     2.3 Closing. The closing of the merger provided for herein (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts at One Battery Park Plaza, New York, New York at 10:00 a.m. (local time) on the date which is two (2) business days following the satisfaction of the conditions provided in Sections 7.5 and 8.5, or at such other time and place as the Company and the Buyer shall agree (the date of the Closing being the "Closing Date").

     2.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 7 and 8, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Buyer and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     2.5  Effects of the Merger.  At the Effective Time:

          (a) The separate existence of Newco shall cease and Newco shall be merged with and into the Company with the Company continuing as the surviving corporation. At the Effective Time, and without any further action on the part of Newco or the Company, the Certificate of Incorporation and By-laws of Newco as in effect at the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable law. The directors of Newco at the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as may be the case. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

          (b) The Merger shall have all the effects set forth in the appropriate provisions of the DGCL and as set forth in this Agreement.

     2.6 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

          (a) by the mutual written consent of the Buyer and the Company;

          (b) by either the Buyer or the Company, if the transactions contemplated hereby are not consummated on or before June 30, 1998 (or such later date as may be agreed upon in writing by the parties hereto) (the "Final
               Termination Date");

          (c) by the Buyer, if the Company shall have breached any of its representations, warranties or obligations hereunder, but only if such breach is continuing on the Final Termination Date and only if such breach shall have a Material Adverse Effect; or

          (d) by the Company, if the Buyer shall have breached in any material respect any of its representations or warranties or obligations hereunder, but only if such breach is continuing on the Final Termination Date and only if such breach shall have a material adverse effect on Buyer's ability to perform its obligations under the Agreement.

2.7 Effect of Termination. In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 2.6, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or the Buyer or their respective officers or directors, except with respect to Sections 4.11, 5.5, 10.1 and 11.1. Notwithstanding the immediately preceding sentence, no termination of this Agreement under paragraphs (c) and (d) of Section 2.6 shall constitute a waiver of any rights of the party exercising such right of termination.

                               ARTICLE 3

           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
          CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     3.1  Effect on Capital Stock.   As of the Effective Time, by
virtue of the Merger and without any action on the part of the Company, the Buyer, or Newco:

          (a) Capital Stock of Newco. The shares of common stock of Newco, par value $.01 per share ("Newco Common Stock"), which are issued and outstanding immediately prior to the Effective Time, shall be converted into and become shares of Company Common Stock at a rate of one
               (1) share of Company Common Stock for each share of Newco Common Stock.

          (b)            Capital Stock of Company.

               (i)            Subject to Section 3.1(c), (d) and (e),
                    each share of Company Common Stock shall be converted into and become a right to receive $246.90 in cash plus, if the Effective Time shall not have occurred on or before April 1, 1998, an amount, measured on a month by month basis, equal to the result of the following formula:
                    X((P/365)Y), where X is the number of days after March 31, 1998 that the Closing shall occur, P is the Applicable Interest Rate and Y is $246.90. As used herein, the term "Applicable Interest Rate" shall mean, for the period from April 1, 1998 through April 30, 1998, 15%, for the period from May 1, 1998 through May 31, 1998, 17% and for the period commencing June 1, 1998, 19%;

               (ii)           Each share of Company Convertible
                    Preferred Stock shall be converted into the right to receive (A) an amount in cash equal to accrued and unpaid dividends in respect thereof as of the Closing Date, and (B) the right to receive, for each share of Company Common Stock into which such share of Company Convertible Preferred Stock is convertible, $246.90 in cash plus, if the Effective Time shall not have occurred on or before April 1, 1998, an amount, measured on a month by month basis, equal to the result of the following formula: X((P/365)Y), where X is the number of days after March 31, 1998 that the Closing shall occur, P is the Applicable Interest Rate and Y is $246.90; and

           (iii)                          Each share of Company
                    Nonconvertible Preferred Stock shall be converted into the right to receive in cash the liquidation value thereof plus any accrued and unpaid dividends in respect thereof as of the Closing Date.

          (c)  Cancellation of Treasury Stock and Certain Company
     Stock.

          Any shares of Company Stock that are owned immediately prior to the Effective Time by any of the parties hereto or by any other wholly owned subsidiary of the Company, including any such common stock which constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

          (d)  Dissenting Shares.       Notwithstanding anything in
               this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Merger Consideration, without interest, in accordance with this Section 3.1. The Company shall give Buyer (i) prompt notice of any demands for appraisal of Company Stock received by the Company and
               (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (e)  Cancellation and Retirement of Company Stock.
               As of the Effective Time, all shares of Company Stock (other than shares referred to in Section 3.1(d)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate set forth above, to be paid in consideration therefor, without interest, upon surrender of such certificate in accordance with Section 3.3.

     3.2  Treatment of Options

          (a) Immediately prior to the Effective Time, each outstanding stock option to purchase shares of Company Stock (a "Company Stock Option") granted under the Harris Chemical Group, Inc. 1995 Stock Option Plan (the "Stock Plan"), whether or not then exercisable, shall be canceled by the Company, and at the Effective Time, the holder thereof shall be entitled to receive from the Company in consideration for such cancellation a cash value equal to (A) the product of (x) the number of shares of Company Stock previously subject to such Company Stock Option and (y) the excess, if any, of the cash value of the Merger Consideration allocable to each such share over the exercise price per share, previously specified in such Company Stock Option, reduced by (B) the amount of withholding or other taxes required by law to be withheld. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Company Stock Options and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.2(a).

          (b) Except as provided herein or as otherwise agreed by Buyer and the Company, the Stock Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall terminate as of the Effective Time.

          (c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the Stock Plan) shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 3.2.

     3.3  Exchange of Certificates.

          (a)  Exchange Agent.   Prior to the Effective Time, Company
     shall appoint Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Buyer shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 3, the aggregate amount of cash payable, pursuant to Section 3.1 hereof in exchange for outstanding shares of Company Stock (the "Exchange Fund").

          (b)  Exchange Procedures.

               (i) At the Effective Time or as soon as reasonably practicable thereafter, the Exchange Agent shall mail (or at the request of a holder of Company Stock, hand deliver) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive cash pursuant to Section 3.1:

                    (A)        a letter of transmittal (which shall
                         specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Company Stock shall pass, only upon delivery of the certificates representing such shares of Company Stock, to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and

                    (B)       instructions for use in effecting the
                         surrender of the certificates representing such shares of Company Stock, in exchange for cash.

               (ii) Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Company Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Company Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the Shares represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Company Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
          Section 3.3(b), each certificate for shares of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 3.1. No interest wil be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Company Stock

          (c)  No Further Ownership Rights in Company Stock.
               Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Stock in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock represented by such certificates.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Company Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of shares of Company Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

          (e) No Liability. No party to this Agreement shall be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Stock shall not have been surrendered in exchange for Merger Consideration prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such amount shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by the Buyer, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time,
               (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion.
               Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

          (g) Lost Certificates. In the event any certificate or certificates representing shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 3, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify Buyer in an agreement reasonably satisfactory to it against any claim that may be made against Buyer or the Company with respect to the certificate claimed to have been lost, stolen or destroyed.

                               ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise set forth in any Schedule attached hereto, the Company represents and warrants to the Buyer with respect to itself and its Subsidiaries:

     4.1 Organization of the Company and the Subsidiaries; Authority. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own and use the properties owned and used by it. Except as disclosed on Schedule 4.1, the Company and each of its Subsidiaries is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. The Board of Directors of the Company has unanimously adopted resolutions approving this Agreement and the Merger, determined that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders and recommended that the Company's stockholders approve and adopt this Agreement. Assuming the due authorization, execution and delivery hereof by the Buyer, this Agreement has been duly executed and delivered by the Company and constitutes the valid, binding and enforceable obligation of the Company, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     4.2  Capitalization of the Company; Ownership.   The authorized,
issued and outstanding capital stock of the Company is set forth on
Schedule 4.2. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed on Schedule 4.2, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. As of December 31, 1997, the aggregate of (i) the liquidation value of the Company Non-Convertible Preferred Stock plus
(ii) the accrued and unpaid dividends in respect of the Company Non-Convertible Preferred Stock plus (iii) the accrued and unpaid dividends in respect of the Company Convertible Preferred Stock is equal to $6,687,710.

     4.3  Subsidiaries of the Company.   Schedule 4.3 sets forth the
Subsidiaries of the Company and the Company's equity interest in each such Subsidiary. Except as set forth on Schedule 4.3, all outstanding capital stock or other equity interests of each Subsidiary owned by the Company is owned free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable for any additional shares of capital stock of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. There are no outstanding options, warrants or other rights of any kind to acquire any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant or right. Except as set forth on Schedule 4.3, the Company does not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

     4.4  Ability to Carry Out the Agreement.   Except as disclosed on
Schedule 4.4, neither the Company nor any Subsidiary is subject to or bound by any provision of:

                (i) any law, statute, rule, regulation, or judicial or administrative decision,

                (ii) any articles or certificate of incorporation or by-laws,

               (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, partnership agreement, bond, indenture, license, permit, trust, or other material instrument or agreement, or

               (iv) any judgment, order, writ, injunction, or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or under which there would be a conflict, breach or default as a result of, nor is there required any consent of any Person under any contract or agreement required to be disclosed on and actually disclosed on Schedule 4.10 which has not been obtained for the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, other than any violations, defaults or failures to obtain consents which have not had and are not reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

     4.5  Consents and Approvals.   Except as disclosed on Schedule
4.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure of which to obtain would have a Material Adverse Effect.

     No state anti-takeover statutes are applicable to the Merger, this Agreement or the transactions contemplated hereby. The Company has not adopted or executed, and is not a party or subject to, any "Shareholder Rights Plan" or similar instrument, plan or agreement.

4.6 Financial Statements. (a) Attached hereto as Schedule 4.6 are copies of (i) the audited balance sheet for the Company on a consolidated basis with the Subsidiaries as of March 29, 1997, (ii) the interim balance sheet for the Company on a consolidated basis with the Subsidiaries (the "Reference Balance Sheet") as of in the case of the U.S. operations, September 27, 1997 and, in the case of the European operations, September 30, 1997 (the "Reference Balance Sheet Date"),
     (iii) the audited statements of operations (including the profit and loss and income statements) for the Company on a consolidated basis with the Subsidiaries for the fiscal year ended March 29, 1997, and
     (iv) interim Statements of Operations for the Company on a consolidated basis with the Subsidiaries ("Reference Statement of Operations").
     Each of the Reference Balance Sheet and the Reference Statement of Operations is attached hereto as part of Schedule 4.6 and has been prepared in conformity with the Accounting Principles and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations for the periods then ended.



          (b) Except for liabilities or obligations reflected or reserved against in the Reference Balance Sheet or reflected in the Schedules hereto, to the knowledge of the Company, neither the Company nor any of the Subsidiaries has any material liabilities, whether absolute, accrued, contingent or otherwise, that would be required by the Accounting Principles to be reflected on the balance sheets of the Company and the Subsidiaries, that is not reflected or reserved against in the Reference Balance Sheet or the Schedules hereto, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date.

     4.7  Title to Properties; Absence of Liens.   Except as disclosed
on Schedule 4.7(a), the Company and each Subsidiary: (i) has good and marketable title to all of its owned real properties; (ii) possesses a valid leasehold interest in its leased real properties; and (iii) has title to, or subsisting leasehold interests in, all of its personal properties and assets used solely in the business of the Company or such Subsidiary or reflected on the Reference Balance Sheet (except for property and assets disposed of since the Reference Balance Sheet Date or acquired since the Reference Balance Sheet Date and required by the Accounting Principles to be recorded on the balance sheets of the Company or the Subsidiaries), free and clear of any liens, security interests and other encumbrances ("Encumbrances"), except for (a) Encumbrances set forth on Schedule 4.7(b), (b) Encumbrances reflected in the Reference Balance Sheet or created in the ordinary course of business subsequent to the Reference Balance Sheet Date and which are not material, (c) Encumbrances securing indebtedness of less than $1,000,000 of record or otherwise that do not and will not materially interfere with the present use by the Company or the Subsidiaries of the property subject thereto or affected thereby or which otherwise have not had a Material Adverse Effect, (d) Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being contested in good faith, (e) Encumbrances that are reflected in the title reports or surveys, if any, delivered or otherwise made available to the Buyer in connection with the transactions contemplated hereby and (f) Encumbrances incurred in the ordinary course of business (such Encumbrances listed in clauses (a) -
(f) above being referred to herein as "Permitted Encumbrances"). Neither the whole nor any part of the owned real properties or any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

     4.8  Litigation.    Except as disclosed on Schedule 4.8, there is
no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which is reasonably likely to have a Material Adverse Effect.

     4.9  Compliance with Law.   Except as disclosed on Schedule 4.9,
to the knowledge of the Company, the business of the Company and the Subsidiaries is being conducted in all material respects in compliance with all laws, ordinances and regulations and other requirements of any governmental entity applicable to the Company and the Subsidiaries.
All governmental approvals, permits and licenses required by the Company and each Subsidiary in connection with the conduct of their respective businesses have been obtained and are in full force and effect and are being complied with in all material respects.

     4.10 Contracts.          (a)  Schedule 4.10 sets forth each
          written contract or agreement outstanding as of the date hereof to which the Company or any Subsidiary is a party and which

               (i) involves future payment or receipt of in excess of $1,000,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of $1,000,000, including but not limited to sale and purchase agreements, distributorship agreements and loan agreements, notes and other financing documents but excluding rock salt sales agreements which have a term of less than twelve (12) months;

               (ii) is a guarantee in respect of indebtedness of any Person (other than the Company or its Subsidiaries) which may involve future payment in excess of $1,000,000 or is a mortgage, security agreement or other collateral arrangement securing indebtedness of any Person (other than the Company or its Subsidiaries) in excess of $1,000,000 and creating Encumbrances on properties and assets of the Company or its Subsidiaries with an aggregate value in excess of $1,000,000;

               (iii)     is a lease providing for monthly rental
          payments in excess of $25,000 (exclusive of charges for taxes, insurance, utilities, maintenance and repair);

               (iv) is an employment or consulting contract pursuant to which the Company or its Subsidiaries may reasonably be expected to make payment in excess of $250,000 in 1997 or thereafter;

               (v) is a technology license agreement material to the business of the Company and its Subsidiaries, taken as a whole or any Significant Business;

               (vi) (A) limits the Company's or any Subsidiary's freedom to compete in any line of business or in any geographical area or with any person or entity, or
          (B) prohibits the Company or any of its Subsidiaries from disclosing any confidential information where such prohibition on disclosure is likely to have a Material Adverse Effect;

               (vii) is a contract or commitment to sell, lease or otherwise dispose of any material asset other than in the ordinary course of business consistent with past practice;

               (viii) is any other material agreement, contract, commitment or series of related agreements, contracts or commitments which, in any case, is subject to change of control provisions or involves payments or receipts of more than $1,000,000 over the life of such agreements, contracts or commitments; or

               (ix) any contract or agreement (or other obligation) of any third party pursuant to which the third party has agreed to assume, retain or otherwise indemnify the Company against any liability.

          (b) Except as set forth in Schedule 4.10, each of the leases, contracts and other agreements listed in Schedules 4.7, 4.10, 4.13, 4.17 and 4.18 constitutes a valid and binding obligation of the parties thereto and is in full force and effect other than as to certain provisions thereof, the aggregate effect of which would not deprive any party thereto of the practical realization of the benefits thereof and except as limited by (A) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting creditors' rights generally,
     (B) general equitable principles, (C) requirements of reasonableness, good faith and fair dealing, and (D) additionally, in the case of indemnities and exculpatory provisions (including certain waivers), public policy, and (except for those leases, contracts and other agreements which by their terms will expire prior to the Effective Time) will, subject to the qualification referred to above, continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. There is no default by the Company or any of the Subsidiaries or, to the knowledge of the Company, by any third party, under any contract or agreement required to be described in and actually described on Schedule 4.10.

     4.11 Brokers and Intermediaries.   Other than Chase Securities
Inc., neither the Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Chase Securities Inc. shall be paid by the Company. If the Company receives an opinion from Chase Securities Inc. as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in the Merger, a copy of such opinion shall be delivered to Buyer after the Effective Time.

     4.12 Tax Matters.   Except as disclosed on Schedule 4.12, (a) all
Returns required to be filed in respect of the business of the Company and its Subsidiaries on or prior to the Closing Date have been or will be filed when due in timely fashion and were or will be correct and complete in all material respects; (b) all Taxes shown on such Returns that are due on or prior to the Closing Date have been or will be paid when due in timely fashion or adequate accruals have been or will be established for the payment of such Taxes; (c) to the knowledge of the Company, there is no action, suit, proceeding, investigation, audit or claim now pending regarding any Taxes relating to the income, properties or operations of the businesses of the Company and its Subsidiaries; (d) there are no agreements for the extension of the time for assessment of any Taxes relating to the income, properties or operations of the businesses of the Company and its Subsidiaries; (e) all Taxes relating to the income, properties or operations of the business of the Company and its Subsidiaries, which Taxes the Company or any Subsidiary is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; and (f) there are no Tax sharing or allocation agreements involving the Company or any Subsidiary and any other entity other than the tax sharing agreement among the Company and certain of its subsidiaries dated September 24,
1993.   Except as disclosed on Schedule 4.12, neither the Company nor any Subsidiary has been a member of any Company Group other than the Company Group of which the Company is now a member (other than Company Groups of which it may have been a member prior to it becoming a member of a Company Group which includes the Company). As a result of the transactions contemplated by this Agreement, none of the Company nor any Subsidiary will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code, concerning collapsible corporations.

     4.13 Employee Benefits.

          (a) Schedule 4.13 sets forth all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, deferred compensation, incentive compensation, severance or termination pay, change in control compensation and death benefit plans, agreements or arrangements, maintained or contributed to by, and applicable to, employees of the Company or any Subsidiary (the "Company Benefit Plans") and all material fringe benefit plans or programs maintained by the Company or any Subsidiary and applicable to employees of any Company or any Subsidiary. Except as provided in Schedule 4.13, true copies of each Company Benefit Plan have been delivered to Buyer.

          (b) All Company Benefit Plans have been administered in substantial compliance with their terms and with the requirements of all applicable laws, including for U.S. plans, but not limited to, ERISA and the Code. Without limiting the generality of the foregoing:

               (i) with respect to any Company Benefit Plan that is an "employee pension benefit plan" as such term is defined in
          Section 3(2) of ERISA (each a "Retirement Plan"), neither the Company nor any Subsidiary nor, to the knowledge of the Company, any trustee or administrator of such Retirement Plan, has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by
          Section 406 of ERISA, that could give rise to any material tax or penalty under such Section 4975;

               (ii) except as disclosed on Schedule 4.13, no Retirement Plan is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA; and

               (iii) each Retirement Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the Company's knowledge nothing has occurred and no condition exists that could reasonably be expected to cause the loss of such qualification.

          (c) Neither the Company nor the Subsidiaries nor any other current or former member of the same controlled group of organizations as the Company and the Subsidiaries (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has taken any action, nor has any event occurred, which has resulted or will likely result in any liability under Title IV of ERISA, including any withdrawal liability with respect to any "multiemployer plan" as defined in Section 4001(a) of ERISA, which liability will become a liability of the Buyer or any Affiliate of the Buyer (including but not limited to the Companies and their Subsidiaries) following the Closing.

          (d) Except as disclosed in Schedule 4.13, neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for retired, former, or current employees, except as required to avoid excise tax under Section 4980B of the Code.

     4.14 Intellectual Property.

          (a) Set forth on Schedule 4.14 hereto is a list of all material patents, trademarks, trade names, service marks and copyrights that are owned or licensed by the Company or any of the Subsidiaries and, except as set forth on Schedule 4.14, are necessary for the operation of the Company's businesses as presently conducted (the "Intellectual Property"). Except as disclosed on Schedule 4.14, (i) to the knowledge of the Company, the Company or its respective Subsidiaries owns or possesses, or owns or possesses licenses or other valid rights to use, all Intellectual Property used by it and set forth on Schedule 4.14; and (ii) to the knowledge of the Company, the conduct of the business of the Company and each Subsidiary as now being conducted does not infringe or conflict with, nor has it been alleged to infringe or conflict with, any patents, trademarks, trade names or copyrights or other intellectual property rights of others.

          (b) To the knowledge of the Company, there is no claim or liability for trademark, trade name, patent or copyright infringement as to any products manufactured or sold in the businesses of the Company and the Subsidiaries.

          (c)  To the knowledge of the Company, except as set forth on
     Schedule 4.14, on the date hereof (i) there are no pending re-examination, opposition, interference, cancellation or other administrative proceedings with respect to any of the Intellectual Property, and (ii) no order, holding, decision or judgment has been rendered by any court of law or authority, and no agreement, consent or pending litigation in a court of law exists to which the Company or any Subsidiary is a party, which would prevent the Company, any Subsidiary or the Buyer from using any of the Intellectual Property.

          4.15 Environmental Matters.   Except as set forth on Schedule
4.15, to the knowledge of the Company, each of the representations and warranties set forth in subsections (a) through (e) of this Section
4.15 is true and correct with respect to each parcel of real property owned or leased by the Company or any of the Subsidiaries (individually, a "Property" and collectively, the "Properties"):

          (a) The Properties do not contain, by activities or operations of the Company or any Subsidiary, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws;

          (b) The Properties and all operations and facilities at the Properties are in compliance in all material respects with all applicable Environmental Laws and all governmental approvals, permits and licenses required for the Properties, and all operations and facilities of the Company or the Subsidiaries under applicable Environmental Laws have been obtained and are in full force and effect and are being complied with in all material respects;

          (c) Neither the Company nor any Subsidiary, nor any of their respective Affiliates has received any written governmental complaint, notice of violation, alleged violation, or investigation or notice of potential liability or of potential responsibility regarding environmental protection or any health or safety matters or permit compliance with regard to the Properties;

          (d) Hazardous Materials have not been generated, stored, transported, treated or disposed of on the Properties or transferred from the Properties to any other location except in compliance in all material respects with all applicable
    Environmental Laws in effect at the time of such activities;

          (e) There are no governmental, administrative actions or judicial proceedings pending or threatened under any applicable Environmental Laws to which the Company or any Subsidiary is named as a party with respect to the Properties or any Hazardous Materials transferred from the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, under any applicable Environmental Law with respect to any of the Properties; and

          (f) The water use rights of the Company and its Subsidiaries are sufficient to conduct their respective businesses as currently conducted in all material respects.

Anything in this Agreement to the contrary notwithstanding, this
Section 4.15 shall be the exclusive representation and warranty relating to environmental matters.

     4.16    Absence of Certain Changes.         (a)  Except as set
             forth in Schedule 4.16(a), since the Reference Balance Sheet Date, there has been:

               (i) no material adverse change in the assets, business, financial condition or operations of the Company and its Subsidiaries taken as a whole or any Significant Business and no fact or condition exists or to the Company's knowledge is threatened which might reasonably be expected to cause such a material adverse change in the future; and

               (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which has a Material Adverse Effect.

          (b) Except as set forth in Schedule 4.16(b) or as expressly permitted by this Agreement, between the Reference Balance Sheet Date and the date hereof, neither the Company nor any Subsidiary has:

               (i) purchased, sold, leased, transferred or assigned or agreed to purchase, sell, lease, transfer or assign, any of its assets, tangible or intangible involving more than $1,000,000 except in the ordinary course of business consistent with past practice;

               (ii) entered into any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $1,000,000 except in the ordinary course of business consistent with past practices;

               (iii) accelerated, terminated, modified, or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $1,000,000 to which the Company or any Subsidiary is a party or by which such company is bound, except in the ordinary course of business consistent with past practices;

               (iv) imposed any Encumbrances (except for Permitted Encumbrances) upon any of its real property;

               (v) made any capital expenditure (or series of related capital expenditures) involving more than $1,000,000, except in the ordinary course of business consistent with past practice;

               (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $1,000,000, except in the ordinary course of business consistent with past practice;

               (vii) created, incurred, assumed, or guaranteed any indebtedness for borrowed money (including capitalized lease obligations) involving more than $250,000 singly or $1,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

               (viii) granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

               (ix) issued, sold, or otherwise disposed of any of its capital stock or any capital stock of any subsidiary, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or any capital stock of any Subsidiary;

               (x) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock (other than dividends on the Company Convertible Preferred Stock and Company Non-Convertible Preferred Stock);

               (xi) made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the ordinary course of business giving rise to any claim or right on its part against the person or on the part of the person against such Company;

               (xii)     entered into any employment contract or
          collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the ordinary course of business consistent with past practice;

               (xiii) granted any increase in the base compensation of any of its directors, officers, and key employees;

               (xiv) adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance or (G) severance plan;

               (xv) made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business consistent with past practice;

               (xvi)     made or pledged to make any capital
          contribution (other than to a wholly owned subsidiary) or made or pledged to make any charitable contribution or contributions in excess of $10,000, individually, or $100,000 in the aggregate; or

               (xvii) contractually committed to do any of the foregoing.

     4.17 Employees, Labor Matters, etc.   Except as set forth on
Schedule 4.17, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or other labor agreement, and there are no labor unions or other organizations representing or, to the knowledge of the Company, purporting to represent or attempting to represent any employees employed by the Company or any Subsidiary. Except as set forth on Schedule 4.17, since the Reference Balance Sheet Date, there has not occurred or, to the knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any Subsidiary. Except as set forth on Schedule 4.17, there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any Subsidiary. To the knowledge of the Company, the Company and all its Subsidiaries have complied in all material respects with all applicable laws pertaining to the employment or termination of employment of its employees, including, without limitation, all such applicable laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

     4.18 Affiliate Transactions.   Schedule 4.18 contains a list of
all contracts, agreements, transactions or commitments between any officer, employee or director of the Company or any Subsidiary, any family member of any of the foregoing or any other Affiliate of any of the foregoing (other than the Company or a Subsidiary), on the one hand, and the Company or any Subsidiary, on the other hand, other than
(i) compensation paid as part of the employment relationship for services rendered (including directors' fees), (ii) contributions by the Company or any Subsidiary or payments of benefits under any defined benefit programs of the Company or any Subsidiary (collectively, the "Affiliate Transactions"), that are currently in effect or that will bind the Company or any Subsidiary after the Closing, (iii) the Stockholders Agreement or (iv) any stock option grant pursuant to the Stock Plan. Except as set forth in Schedule 4.18, no severance, "change-in control", termination or other similar payment will be or become due at the Effective Time.

     4.19 Availability of Assets and Legality of Use.   Except as set
forth in Schedule 4.19, the assets owned or leased by the Company constitute all the assets used in its business and in all material respects are in sufficient condition to operate the businesses consistent with past practices.

     4.20 Insurance.   Schedule 4.20 sets forth a list and brief
description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent three years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period from April 1, 1995 (current insurance in the case of property and casualty insurance) up to and including the date hereof. The Company has complied with each of such insurance policies in all material respects and has not failed to give any notice or present any claim, with respect to claims in excess of $1,000,000 thereunder in a due and timely manner.

     4.21    HCNA SEC Documents.     (a)   The Company has furnished
             or made available, (or, in the case of future filings will furnish) to Buyer a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Harris Chemical North America, Inc., a wholly owned Subsidiary ("HCNA"), with the SEC since January 1, 1996 (as such documents have since the time of this Agreement been amended, the "HCNA SEC Documents") which are all the documents (other than preliminary material) that HCNA was required to file with the SEC since such date.

        (b) As of their respective dates, the HCNA SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HCNA SEC Documents, and none of the HCNA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 4.21, there are no material changes to any of the statements contained in the HCNA SEC Documents.

          (c) The financial statements of HCNA included in the HCNA SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring adjustments) the consolidated financial position of HCNA and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     4.22 Disclaimer of Other Representations and Warranties;
Knowledge; Disclosure.

          (a) Neither the Company nor any Subsidiary makes, or has made, any representations or warranties relating to the Company, any Subsidiary, or the business of the Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein which are made by the Company. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has made, nor shall be deemed to have made, any representations or warranties in the Information Memorandum relating to the businesses of the Companies and their Subsidiaries prepared by Chase Securities Inc. on behalf of the Company and supplied to the Buyer prior to the date hereof (the "Information Memorandum") or in any presentation of the businesses of the Company and the Subsidiaries in connection with the transactions contemplated hereby, and no statement contained in the Information Memorandum or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to the Information Memorandum, are not and shall not be deemed to be or to include representations or warranties of the Company or any Subsidiary. No Person has been authorized by the Company or any Subsidiary to make any representation or warranty relating to the Company or any Subsidiary, the business of any Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company or any Subsidiary.

          (b) Whenever a representation or warranty made by the Company herein refers to the knowledge of the Company, such knowledge shall be deemed to consist only of the actual knowledge on the date hereof and on the Closing Date, as applicable, of those persons listed on Schedule 4.22.

     (c) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

     4.23 Consent of Stockholders.   As of the date hereof, the Company
has obtained the written consent of its stockholders (as described in Section 11.13) approving this Agreement and the transactions contemplated hereby pursuant to Section 228 of the DGCL.

                               ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Company that:

     5.1  Organization and Authority of the Buyer.   The Buyer is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid, binding and enforceable obligation of the Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     5.2  Ability to Carry Out the Agreement.   The Buyer is not
subject to or bound by any provision of:

               (i) any law, statute, rule, regulation or judicial or administrative decision,

               (ii) any articles or certificate of incorporation or by-laws,

               (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, partnership agreement, bond, indenture, license, permit, trust, or other material instrument or agreement, or

               (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or under which there would be a conflict, breach or default as a result of, nor is the consent required of any Person under any material agreement which has not been obtained for the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby other than any violations, defaults or failures to obtain consents which have not had a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

     5.3  Consents and Approvals.   Except as disclosed on Schedule
5.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, the failure of which to obtain would have a material adverse effect on the ability of the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby.

     5.4  Financial Ability to Perform.   The Buyer has, or has access
to, sufficient funds to pay the aggregate Merger Consideration on the terms and conditions contemplated by this Agreement. The Buyer acknowledges and agrees that the Buyer's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to the Buyer.

     5.5  Brokers and Intermediaries.   The Buyer has not employed any
broker, finder, advisor or intermediary other than Salomon Smith Barney in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due Salomon Smith Barney shall be paid by Buyer.

                               ARTICLE 6

                   CERTAIN COVENANTS AND AGREEMENTS
                     OF THE COMPANY AND THE BUYER

     6.1  Access and Information.   The Company and its Subsidiaries
shall permit the Buyer and its representatives after the date of this Agreement to have reasonable access during normal business hours, upon reasonable advance notice, to the properties, contracts, books and records of the Company and its Subsidiaries for the purpose of verifying the representations and warranties of the Company hereunder, provided that such access shall be conducted by the Buyer and its representatives in such a manner as not to interfere unreasonably with the businesses or operations of the Company or any Subsidiary. All information provided to the Buyer pursuant hereto shall be subject to that certain confidentiality agreement dated March 21, 1997 executed by the Buyer (the "Confidentiality Agreement"). The Buyer shall notify the Company promptly upon its discovery of any information which constitutes or would indicate a material breach by the Company of any representation, warranty or agreement of the Company hereunder.

     6.2  Regulatory Filings.   Each of the parties hereto will furnish
to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Entity. The Buyer and the Company agree to file any information required by the HSR Act, the Canadian Competition Act, the Investment Canada Act, the requirements of the German Federal Cartel Office, the Italian Merger Control Regulation and each other governmental entity having jurisdiction over the transaction and each party agrees promptly to supplement such information and promptly use reasonable best efforts to effect compliance with the conditions specified in Sections 7.5 and 8.5 hereof prior to the Final Termination Time.

     6.3  Conduct of Business.   Prior to the Closing, and except as
otherwise expressly contemplated by this Agreement, the Company shall operate the businesses conducted by it in all material respects in the ordinary and usual course and cause the business operated by its Subsidiaries to be operated in all material respects in the ordinary and usual course. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Buyer, engage in any act or transaction referred to in clauses (i) through (xvii) of Section 4.16, except that for purposes of this Section 6.3 all references in Section 4.16 to $1,000,000 shall be deemed to be $500,000.

     6.4  Dividends; Changes in Stock.   The Company shall not, nor
shall it permit any of its Subsidiaries to (other than in the case of wholly owned Subsidiaries):

          (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends on the Company's Non-Convertible Preferred Stock and Convertible Preferred Stock payable in shares of the Company's Non-Convertible Preferred Stock as provided in Article Third, Section 1(a) of the Certificate of Designation for such Convertible Preferred Stock and Article Third, Section 1(a) of the Certificate of Designation for such Non-Convertible Preferred Stock);

          (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

          (c) repurchase, redeem or otherwise acquire (other than as required pursuant to the Stockholders Agreement), or permit any subsidiary to purchase or otherwise acquire, any share of its capital stock, or issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities, or

          (d) enter into any transaction with any person listed on Schedule 4.22 which results in an increase in amounts otherwise currently being paid by the Company or any Subsidiary to or for the benefit of any such person, in each case except as otherwise provided for or permitted by this Agreement.

     6.5  Satisfaction of Conditions to the Merger.

          (a) Each of the Buyer and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Agreement.

          (b) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including full cooperation with the other party and including the provision of information and making of all necessary filings in connection with, among other things, the approvals under the HSR Act.

          (c) Each of the Buyer and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained by the Buyer and the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     6.6  Employee Matters.

          (a) The Buyer shall ensure that all persons who were employed by the Company or any Subsidiary immediately preceding the Closing, including those on vacation, leave of absence or disability, will be employed by the Buyer or an Affiliate of the Buyer (including but not limited to the Surviving Corporation or any Subsidiary) at the same base rate of pay and in a comparable position on and after the Closing Date, except as otherwise provided in this Section 6.6. Except as expressly provided in this Agreement the foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Buyer of a post-Effective Time employment relationship. Employment of any of the employees by the Buyer will be "at will" except as otherwise disclosed in this Agreement and may be terminated by the Buyer at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). The Buyer shall not, at any time prior to 180 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any Subsidiary without complying fully with the requirements of WARN.

          For purposes of this Section 6.6, the term "Active Employees" shall mean any employees who are actively employed by the Company or any Subsidiary as of the Closing Date, including those on vacation and leave of absence (including maternity leave).

          (b) During the period from the Closing Date through the second anniversary of the Closing Date and subject to subparagraph (c) below, the Buyer shall maintain, or cause to be maintained the employee benefit plans, policies and arrangements described on Schedule 4.13, or take such other actions described therein so as to provide benefits to the Active Employees which are in the aggregate substantially equivalent to, and provided pursuant to substantially equivalent terms and conditions as, the Company Benefit Plans as in effect immediately prior to the Closing Date, provided, however, that, subject to the Buyer's obligation to provide benefits to the Active Employees which are in the aggregate substantially equivalent to, and provided pursuant to substantially equivalent terms and conditions as, the Company Benefit Plans as in effect immediately prior to the Closing Date, the Buyer shall not be obligated to maintain any specific employee benefit plan, policy or arrangement. The Buyer shall cause each of its employee benefit plans, policies and arrangements covering the Active Employees on or after the Closing Date (each a "Buyer Benefit Plan"), to recognize for eligibility and vesting purposes all service of the Active Employees counted for such purposes under the corresponding Company Benefit Plan.
     In addition, if such Buyer Benefit Plan is a "group health plan" within the meaning of Section 5000(b)(1) of the Code, the Buyer shall cause such plan to give credit to the Active Employees for amounts paid under the corresponding Company Benefit Plan toward any applicable deductibles, co-payments and out-of-pocket limits as though such amounts had been paid in accordance with the terms and conditions of such Buyer Benefit Plan.

          (c) Buyer shall be responsible for and assume and honor the obligations referred to in Schedule 6.6.

     6.7  Tax Matters.

          (a) The Buyer shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions specified by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder (other than any capital gains or other income tax payable by any stockholder of the Company), and the Buyer shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes.

          (b) After the Closing Date, Buyer shall, and shall cause the Company to, provide each party hereto and each stockholder thereof with such cooperation and information relating to the Company and each Subsidiary as such party reasonably may request in filing any Return, amended Return or claim for refund, determining any Tax liability or a right to refund of Taxes, or conducting or defending any audit or other proceeding in respect of Taxes. Buyer shall cause the Company and each Subsidiary to retain all Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Returns and other documents relate and until the final determination of any Tax in respect of such years. Any information obtained under this Section 6.7(b) shall be kept confidential, except as may be otherwise necessary in connection with filing any Return, amended Return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Buyer, nor any of its affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 6.7(b).

     6.8  Announcement.   Neither the Company nor the Buyer will issue
any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 6.8 to the contrary, the Buyer and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

     6.9  Notice to Stockholders.   The Company will, as promptly as
practicable following the date of this Agreement, give notice to any holders of Company Stock who have not heretofore consented in writing to the Merger.

     6.10 No Solicitation.   The Company shall, and shall direct and
use its best efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Subsidiaries to,
(i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or can reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of which the Company or any of its Subsidiaries had knowledge at the time of such violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.10 by the Company and its Subsidiaries. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries, any voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company. Anything contained herein to the contrary notwithstanding, this Section
6.10 shall have no force and effect after April 30, 1998.

     6.11 Certain Litigation.   The Company agrees that it shall not
settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     6.12 Subsequent Financial Statements.   Prior to the Effective
Time, the Company shall deliver to the Buyer, not later than 45 days after the end of each quarterly period and in the form customarily prepared by the Company, the unaudited internal financial statements of the Company, including an income statement, for the monthly period then ended and for the period from the beginning of the current fiscal year to the end of such monthly period.

     6.13 Name of Surviving Corporation.   Buyer shall have the right
to use the Harris name on a non-exclusive royalty free basis in connection with the operation of the business of the Subsidiaries of the Company for a period of one year from the Effective Time, whereupon such right to use such name shall cease.

     6.14 Insurance.   The Company shall use commercially reasonable
efforts to keep or cause the insurance policies set forth on Schedule
4.20 (or insurance policies comparable thereto), to be kept in full force and effect through the Effective Time.



                               ARTICLE 7

                  CONDITIONS PRECEDENT OF THE COMPANY

     The obligation of the Company to consummate the transactions described in Article 2 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

     7.1  Representations and Warranties.   None of the representations
and warranties of the Buyer contained or referred to herein that is qualified as to materiality shall be untrue or incorrect in any respect and at the Effective Time such representations and warranties shall be true and correct as though made at the Effective Time, except for changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company; none of such representations or warranties that are not so qualified shall be untrue or incorrect in any material respect and at the Effective Time such representations and warranties shall be true and correct in all material respects as though made at the Effective Time, except for changes specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company.

     7.2  Agreements.   The Buyer shall have performed and complied in
all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

     7.3  Buyer Certificate.   The Company shall have been furnished
with a certificate of an authorized officer of the Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 7.1 and 7.2 have been fulfilled and confirming the acknowledgement set forth in Section 9.2.

     7.4  No Injunction.   No injunction, restraining order or decree
of any nature of any court or governmental or regulatory authority shall exist against the Buyer, the Company, any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

     7.5  Consents.   All material consents, approvals and
authorizations of Governmental Entities, and all material filings with and notifications of Governmental Entities or other entities which regulate the businesses of the Company, the Subsidiaries or the Buyer, necessary on the part of the Company, any Subsidiary or the Buyer, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are listed on Schedule 7.5, and shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).

     7.6  Miscellaneous Closing Deliveries.   The Company shall have
received each of the following:

          (a)all documents, instruments and other closing deliveries specified herein; and

          (b)such evidence as the Company may reasonably request in order to establish (i) the corporate power and authority of the Buyer to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.

     7.7  Penrice Condition.

     The transactions contemplated by the Sale and Purchase Agreement-Penrice Group of Companies dated the date hereof shall have been consummated.

                               ARTICLE 8

                   CONDITIONS PRECEDENT OF THE BUYER

     The obligation of the Buyer to consummate the transactions described in Article 2 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

     8.1  Representations and Warranties.   (x) None of the
representations and warranties of the Company contained or referred to herein that are qualified as to Material Adverse Effect shall be untrue or incorrect in any respect and at the Effective Time such representations and warranties shall be true and correct at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer; (y) none of such representations or warranties that is not so qualified shall be untrue or incorrect in such a manner as to cause a Material Adverse Effect and at the Effective Time such representations and warranties shall be true and correct as though made at the Effective Time except for changes (i) specifically permitted by this Agreement or
(ii)resulting from any transaction expressly consented to in writing by the Buyer or (iii)those that do not have a Material Adverse Effect (it being understood that for purposes of this clause (y) qualifications in the representations and warranties as to a materiality shall be disregarded).

     8.2  Agreements.   The Company shall have performed and complied
in all respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing provided that the non-compliance of an undertaking or agreement, other than in the case of uncured or unremedied non-compliance with Section 6.3 (insofar as it relates to Section 4.16(b)(ix), (b)(x) and (b)(xvi)), Section 6.4 and Section 6.11 hereof, at any time shall not constitute a failure of the condition contained in this Section 8.2 if such non-compliance is not a material breach of such undertaking or agreement or if such non-compliance, both alone and in conjunction with all other such non-compliances, has not had a Material Adverse Effect.

     8.3  The Company's Certificate.   The Buyer shall have been
furnished with a certificate of an authorized officer of the Company, dated the Closing Date, certifying to the effect that the conditions contained in Sections 8.1, 8.2 and 8.6 have been fulfilled.

     8.4  No Injunction.   No injunction, restraining order or decree
of any court or governmental or regulatory authority shall exist against the Buyer, the Company, any Subsidiary or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

     8.5  Consents.   All material consents, approvals and
authorizations of Governmental Entities, and all material filings with and notifications of Governmental Entities or other entities which regulate the businesses of the Company, the Subsidiaries or the Buyer, necessary on the part of the Company, any Subsidiary or the Buyer, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are listed on Schedule 7.5, and shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).

     8.6  No Material Adverse Change.   Since the Reference Balance
Sheet Date, except as set forth on Schedule 8.6, there shall have been no material adverse change in the financial condition or results of operations of either (i) the Company and its Subsidiaries, taken as a whole or (ii) any Significant Business.

     8.7  Miscellaneous Closing Deliveries.   The Buyer shall have
received each of the following:

          (a) all documents, instruments and other closing deliveries specified herein; and

          (b) such evidence as the Buyer may reasonably request in order to establish (i) the corporate power and authority of the Company to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.

     8.8  Penrice Condition.

     The transactions contemplated by the Sale and Purchase Agreements
- Penrice Group of Companies dated the date hereof shall have been consummated.

                               ARTICLE 9

                  NONSURVIVAL OF REPRESENTATIONS AND
                  WARRANTIES; CERTAIN ACKNOWLEDGMENTS

     9.1  Nonsurvival of Representations and Warranties.   None of the
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Company, any Subsidiary nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2  Information.   On or immediately prior to the Closing Date,
the Buyer shall provide to the Company a certificate pursuant to which the Buyer will acknowledge each of the following:

     (a) The Buyer has received all materials relating to the business of the Company and each Subsidiary which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby; and

     (b) The Company and its representatives have answered to the Buyer's satisfaction all inquiries that the Buyer or its representatives have made concerning the business of the Company and each Subsidiary or otherwise relating to the transactions contemplated hereby.

                              ARTICLE 10

                            INDEMNIFICATION

     10.1 Indemnification.

          (a) The Company will indemnify, defend and hold harmless, and after the Effective Time, Buyer will indemnify, defend and hold harmless, the present and former officers and directors of the Company and its Affiliates and the Stockholders (each an "Indemnified Party") against all losses, claims, demands, actions, causes of action, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (individually, a "Claim" and collectively, "Claims") to the fullest extent provided in the charters and by-laws of the Company and its Subsidiaries, as the case may be, immediately prior to the Effective Time. Without limiting the foregoing, the Company, and after the Effective Time, Buyer, shall advance expenses incurred with respect to Claims, including attorney's fees, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced provides an undertaking (which need not be secured) to repay such advances if it is ultimately determined by a court of competent jurisdiction that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) The certificate of incorporation and the by-laws of the Surviving Corporation (and its Subsidiaries referred to above) shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's and such Subsidiaries' certificates of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law.

          (c) The Buyer or the Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company or any such Subsidiary currently in effect on the date of this Agreement (the "Company Insurance"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance policies; provided that (i) the Surviving Corporation and such Subsidiaries following the Merger shall not be required to spend in excess of 150% of the amount spent on current annual premiums for the Company Insurance (the "Premium Limit") per year therefor; provided further that if the Surviving Corporation and such Subsidiaries following the Merger would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under Company Insurance policies, the Surviving Corporation and such Subsidiaries will be required to spend up to such amount to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of the Surviving Corporation be one or more "tail" policies for all or any portion of the full six year period, provided that such "tail" policies, contain terms and conditions and provide coverage no less advantageous to the insiders than the terms, conditions and coverage in the Company Insurance. Buyer agrees that in the event that the Surviving Corporation and such Subsidiaries would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under Company Insurance policies, the Surviving Corporation will notify the officers and directors who are the beneficiaries thereof and permit such officers and directors to pay any excess amount over the Premium Limit which may be necessary to maintain such policies. The annual premium for Company Insurance for calendar year 1997 was not greater than $100,000.

          (d) Any Indemnified Party wishing to claim indemnification under this Section 10.1, upon learning of any claim, action, suit, proceeding or investigation which may give rise to a right to indemnification under this Section 10.1, shall promptly notify Buyer thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof (with counsel engaged by Buyer or the Surviving Corporation to be reasonably acceptable to the Indemnified Party) and Buyer shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof provided there is no conflict of interests between the Indemnified Party and the Surviving Corporation or Buyer in the Indemnified Party's good faith judgment based upon advice of counsel, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Buyer shall not be liable for any settlement effected without its prior written consent.

          (e) This Section 10.1 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section
     10.1 against the Company or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of the Surviving Corporation.

          (f) In the event the Surviving Corporation or any such Subsidiary or the Buyer, as the case may be, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, the Buyer shall cause proper provision to be made so that such resulting or surviving corporation or entity or such transferee assumes the obligations set forth in this Section 10.1.

          (g) Buyer shall cause the Company to satisfy all of the Company's obligations under this Article 10.

                              ARTICLE 11

                             MISCELLANEOUS

     11.1 Expenses.

          (a) The Company shall pay the fees and expenses of its counsel, accountants, investment banking firms, and other experts and consultants and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Schedule 11.1 which shall be delivered promptly after the date hereof will contain an estimate of the fees and expenses of the counsel, accountants, investment banking firms, change of control payments (other than severance payments) and other experts and consultants retained by the Company in connection with the Merger and the transactions contemplated by the Penrice Agreement. If such fees in the aggregate exceed $22.5 million (exclusive of the closing related obligations payable under the Management Services Agreement with D.G. Harris and A.J. Petrocelli referred to in Schedule 6.6), then the aggregate Merger Consideration shall be reduced pro-rata by the amount of such excess.

          (b) The Buyer shall pay the fees and expenses of its counsel, accountants, investment banking firms, and other experts and consultants and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     11.2 Applicable Law.   The rights and duties of the Buyer and the
Company under this Agreement shall, pursuant to the New York General Obligations Law Section 5-1401, be governed by the law of the State of New York except to the extent the laws of the State of Delaware shall apply to the Merger.

     11.3 Notices.   All notices and other communications hereunder
shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or
(b) above, when transmitted and receipt is confirmed by telephone; or
(d) if otherwise actually personally delivered, when delivered and shall be sent or delivered as follows:

     If to the Company, to:

          Harris Chemical Group, Inc.
          c/o D. George Harris & Associates, Inc.
          399 Park Avenue, 32nd Floor
          New York, New York 10022
          Telephone:  (212) 207-6400
          Telecopy:    (212) 207-6470
          Attention:  Donald G. Kilpatrick, Esq.

     with a copy to:

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza
          New York, New York 10004-1490

          Telephone:  (212) 858-1000
          Telecopy:  (212) 858-1500

          Attention:  Kenneth E. Adelsberg, Esq.

     If to the Buyer or Newco, to:

          IMC Global Inc.
          2100 Sanders Road
          Northbrook, IL  60062

          Telephone:  (847) 272-9200
          Telecopy:   (847) 205-4894

          Attention:  Marschall I. Smith, Esq.

     with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, IL  60603

          Telephone:  (312) 853-7000
          Telecopy:   (312) 853-7036

          Attention:  Thomas M. Thesing, Esq.

Such names and addresses may be changed by such notice.

     11.4 Entire Agreement.   This Agreement (including the Schedules
attached hereto, all of which are a part hereof) and the Confidentiality Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including but not limited to the Confidential Memorandum. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

     11.5 Amendments.   This Agreement may be amended only by a written
instrument executed by the parties or their respective successors or assigns.

     11.6 Headings; References.   The article, section and paragraph
headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles," "Sections," "Schedules" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Schedules or Exhibits hereto unless otherwise indicated.

     11.7 Counterparts.   This Agreement may be executed in one or more
counterparts and each counterpart shall be deemed to be an original.

     11.8 Parties in Interest; Assignment.   This Agreement shall inure
to the benefit of and be binding upon the Company and Buyer and their respective successors. Except as provided in or contemplated by
Section 6.6 and Article 10 (each of which shall confer upon the employees and other Persons referred to therein for whose benefit it is intended the right to enforce such Section or Article, as applicable notwithstanding any general releases that any such person may execute in connection with a termination of employment), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

     11.9 Severability; Enforcement.   Any term or provision of this
Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

     11.10     Waiver.   Any of the conditions to Closing set forth in
this Agreement may be waived in writing at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

     11.11     Relationship Between the Parties.   The parties agree
that this is an arm's length transaction in which the parties' rights, undertakings and obligations are limited to those which are set forth in this Agreement.

     11.12     WAIVER OF CONSEQUENTIAL DAMAGES AND JURY TRIAL.   THE
PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER CONSEQUENTIAL, EXEMPLARY, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

     11.13     Approval of Company Stockholders.   Prior to or
simultaneously with the execution of this Agreement, holders of 90% or more of the Company Common Stock shall have entered into an amendment of the Stockholders Agreement to amend Section 1K thereof in the manner attached hereto as Annex 11.13. Each of the stockholders listed on
Schedule 11.13 is the beneficial owner of the number of shares of Company Common Stock set forth opposite such stockholder's name and such stockholder owns all such shares free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind. Such stockholders have executed a written consent, which has been delivered to Buyer upon execution of this Agreement.

     11.14     Liquidated Damages.   The parties hereto agree that, if
the Effective Date shall not have occurred under the circumstances described below, because it is impossible to adequately measure actual damages, in lieu of actual damages, the Company shall be entitled to liquidated damages in the amount of $40 million (the "Liquidated Damages"), which amount the parties hereby agree to be a reasonable amount under the circumstances of the transaction contemplated hereby. The Company agrees and acknowledges that, in the absence of the Buyer's fraud or willful misconduct, such Liquidated Damages are in full satisfaction of, and shall be in lieu of, any other claim, right, or other cause of action which the Company might have with respect to the circumstances described below, and the Company agrees that, in the absence of the Buyer's fraud or willful misconduct, upon payment of such Liquidated Damages, the Company shall release Buyer from any and all such claims. The Liquidated Damages shall be payable to the Company by Buyer on the Final Termination Date if (x) the Effective Time shall not have occurred on or before the Final Termination Date,
(y) the conditions set forth in Sections 8.1, 8.2, 8.4, 8.5 and 8.6 shall not have been breached in any material respect as of the Final Termination Date (other than, in the case of Sections 8.4 and 8.5, with respect to antitrust matters) and (z) the Penrice closing contemplated by Section 8.8 shall not have occurred under circumstances where liquidated damages are not payable under the Penrice Agreement.



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              HARRIS CHEMICAL GROUP, INC.


                              By:
                                Name:
                                Title:


                              IMC GLOBAL INC.


                              By:
                                Name:
                                Title:



                              IMC MERGER SUB INC.


                              By:
                                Name:
                                Title: